Exhibit 21.1

Subsidiaries of Evofem Biosciences, Inc.

Evofem Biosciences Operations, Inc.

Evofem, Inc.

Evofem Ltd.

Evofem North America, Inc.

Evofem Limited, LLC

Evolution Pharma